UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Cenntro Electric Group Limited ACN 619 054 938
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CENNTRO ELECTRIC GROUP LIMITED ACN 619 054 938
501 Okerson Road, Freehold,
New Jersey 07728
(732) 820-6757
PROXY STATEMENT FOR AND NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
OF CENNTRO ELECTRIC GROUP LIMITED ACN 619 054 938
To the Shareholders of Cenntro Electric Group Limited:
You are invited to attend the annual general meeting of the shareholders of Cenntro Electric Group Limited ACN 619 054 938, an Australian public corporation (the “Company”), to be held at [--]. 2023 (Eastern Daylight Time) / [--] (Australian Eastern Time) on [--], 2023 at [--] (the “Annual Meeting”).
For those holders of ordinary shares (“Ordinary Shares”) in the Company (“Shareholders”) who are not able to attend the Annual Meeting in person, the Annual Meeting will be broadcast via an audio webcast which can be heard via the following website: [--]. In order to log into the audio webcast, you will need your Shareholder Control Number and the password [--]. Participating in the Annual Meeting online enables Shareholders to listen to the Annual Meeting live. If you are participating in the Annual Meeting online, please note that you will not be able to vote during the Annual Meeting. You must submit your proxy form prior to the Annual Meeting in accordance with the instructions on page 2 of this Notice of Annual Meeting.
Please note that only Shareholders physically present at the Annual Meeting may ask questions during the Meeting. Shareholders not present at the Annual Meeting may ask questions online via email at [--]. Shareholders should note that it may not be possible to respond to all questions. Shareholders of the Company are encouraged to lodge questions prior to the Annual Meeting and provide the full registered details of their shareholding with their question. All questions should be submitted by email to the Company Secretary at least two days prior to the Annual Meeting to [--].

Business of the Annual Meeting
Shareholders are invited to consider the following items of business at the Annual Meeting:
1.
To receive and consider the Financial Report of the Company and its controlled entities and the related Directors' Report and Auditor's Report in respect of the financial year ended December 31, 2022, copies of which can be accessed at ir.cenntroauto.com

2.	To re-elect Jiawei “Joe” Tong as a Class II director of the Company (the “Director Election Proposal 1” or “Proposal.1”) by passing the following resolution:
To consider and, if thought fit, to pass the following resolution as an ordinary resolution in accordance with Rule 19.3(f) of the Company's Constitution (“Constitution”):
“THAT, Jiawei “Joe” Tong be re-elected as a Class II Director;”
3.	To re-elect Yi Zeng as a Class II director of the Company (the “Director Election Proposal 2” or “Proposal 2”) by passing the following resolution:
To consider and, if thought fit, to pass the following resolution as an ordinary resolution in accordance with Rule 19.3(f) of the Constitution:
“THAT, Yi Zeng be re-elected as a Class II Director;”
4.
To ratify the appointment of Good Faith CPA Limited (“Good Faith”) as the Company’s United States independent registered public accounting firm for the fiscal year ending December 31, 2023 (the “Appointment Proposal” or “Proposal 3”) by passing the following resolution:

To consider and, if thought fit, to pass, with or without amendment, the following ordinary resolution.
“THAT Good Faith CPA Limited is ratified as the Company’s independent registered public accounting firm for the year ending December 31, 2023.”
5.
To approve the consolidation of the Ordinary Shares within a range of one-for-five (1:5) and one-for-twenty (1:20), with the exact ratio to be determined by the Board in its sole discretion by passing the following resolution (the “Stock Split Proposal” or “Proposal 4”)

To consider and, if thought fit, to pass the following resolution as an ordinary resolution:
“THAT for the purposes of section 254H of the Corporations Act 2001 (Cth) and for all other purposes, approval is given for the Company to subdivide the issued capital of the Company on the basis that every one Ordinary Share be subdivided into [--] Ordinary Shares on the terms set out in the accompanying Explanatory Memorandum with effect from [--] 2023.
The Director Election Proposal.1, the Director Election Proposal 2, the Appointment Proposal, and the Stock Split Proposal are collectively referred to as the “Proposals” for the purposes of this Notice.
Approval of each of the Proposals will require the affirmative vote of a majority of the holders of our Ordinary Shares present in person or represented by proxy and entitled to vote at the Annual Meeting or any adjournment thereof. Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, (a) for Proposal and Proposal 2 to elect directors, votes “For,” “Against,” “Abstain,” and broker non-votes, (b) for Proposal 3 to ratify the selection of Good Faith, votes “For” and “Against,” as well as abstentions, and (c) for Proposal 4 on the Reverse Stock Split, votes “For” and “Against,” abstentions and broker non-votes.
The presence in person or by proxy of two or more shareholders of our outstanding Ordinary Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting under our Constitution. A shareholder’s failure to vote by proxy or to vote in person at the Annual Meeting (which would include voting at the virtual Annual Meeting) will not be counted towards the number of Ordinary Shares required to validly establish a quorum. Votes of shareholders of record who participate in the Annual Meeting or by proxy will be counted as present for purposes of determining whether a quorum exists, and whether or not such holder abstains from voting on all of the Proposals. If you are a beneficial owner of our Ordinary Shares and you do not instruct your bank, broker or other nominees how to vote your shares on any of the Proposals, your shares will not be counted as present at the Annual Meeting for purposes of determining whether a quorum exists.
Our Board unanimously recommends that you vote “FOR” each of the Proposals.

QUESTIONS FROM SHAREHOLDERS
In order to provide an equal opportunity for all Shareholders to ask questions of the board of directors of the Company (“Board”), we ask you to submit in writing any questions to the Company. Please send your questions via email or mail to:
Company Secretary
Cenntro Electric Group Limited
501 Okerson Road
Freehold, New Jersey 07728
[--]
Written questions must be received by no later than [--], [--], 2023 at [--] (Eastern Daylight Time) ([--], [--], 2023 at [--] (Australian Eastern Time)). Your questions should relate to matters that are relevant to the business of the Meeting, as outlined in this Notice and the accompanying Explanatory Memorandum.
During the course of the Annual Meeting, the Chair will seek to address as many Shareholder questions as reasonably practicable. However, there may not be sufficient time to answer all questions at the Annual Meeting. Please note that individual responses will not be sent to Shareholders.

VOTING INFORMATION
Registered Ownership and Beneficial Ownership
If your Ordinary Shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are considered the “registered owner” for those Ordinary Shares. If you are the registered holder of your Ordinary Shares, you have the right to vote your Ordinary Shares by proxy or attorney or to attend the Annual Meeting and vote in person.
If your Ordinary Shares are held through a bank, broker or other nominee, then you are considered to hold your shares in “street name.” While you are the “beneficial owner” of those Ordinary Shares, you are not considered the registered owner. As the beneficial owner of the Ordinary Shares, you have the right to instruct your bank, broker or other nominee how to vote your Ordinary Shares. However, since you are not the registered owner of your Ordinary Shares, you may not attend the Annual Meeting and vote these Ordinary Shares in person unless you obtain a “legal proxy” through your bank, broker or other nominee.
If you are a beneficial owner and do not provide your bank, broker or other nominee with voting instructions and do not obtain a “legal proxy” from your bank, broker or other nominee, under the rules of various national and regional securities exchanges, the bank, broker or other nominee may generally vote on routine matters but cannot vote on non-routine matters. If the bank, broker or other nominee that holds your Ordinary Shares votes on one or more matters, but does not receive instructions from you on how to vote your Shares on one or more non-routine matters, the bank, broker or other nominee will inform us that it does not have the authority to vote on such non-routine matters with respect to your Ordinary Shares. This is generally referred to as a “broker non-vote.”
Entitlement to vote at the Meeting
You will be entitled to attend and vote at the Meeting if you are registered as a Shareholder of the Company as at [--], [--], 2023 at [--] (Eastern Daylight Time) ([--], [--], 2023 at [--] (Australian Eastern Time)), the “Record Date”, subject to any applicable voting exclusion set out in this Notice. This is because, in accordance with Regulation 7.11.37 of the Corporations Regulations 2001 (Cth), the Board has determined that the Ordinary Shares on issue at that time will be taken, for the purposes of the Annual Meeting, to be held by the persons who held them at that time, which must not be more than 48 hours before the Annual Meeting. Accordingly, transactions registered after that time will be disregarded in determining entitlements to vote at the Annual Meeting.
Eligible Shareholders or their proxies and attorneys wishing to vote in person should attend the Annual Meeting and are asked to arrive at least 30 minutes prior to the commencement of the Annual Meeting so that their shareholding may be checked against the register and their attendance recorded.
If you hold your Ordinary Shares in street name and you wish to vote in person at the Annual Meeting, please contact your bank, broker or other nominee for the procedures necessary to allow you to do so.
Our share capital consists of [--] shares of Ordinary Shares. As of the date of the proxy statement, we had [--] shares of Ordinary Shares on issue and no other shares on issue.
A list of shareholders on that date will be available for inspection at our corporate headquarters, 501 Okerson Road, Freehold, New Jersey 07728, during normal business hours for the ten-day period prior to the Annual Meeting. Only holders of our issued and outstanding capital stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting or any adjournment thereof.
Voting by proxy
a)
A Shareholder entitled to attend and vote at the Annual Meeting may appoint one proxy or, if the Shareholder is entitled to cast two or more votes at the Annual Meeting, two proxies, to attend and vote instead of the Shareholder.

b)
Where two proxies are appointed to attend and vote at the Annual Meeting, each proxy may be appointed to represent a specified proportion or number of the Shareholder’s voting rights at the Annual Meeting.

c)	If the Shareholder appoints only one proxy, that proxy is entitled to vote on a show of hands. If a Shareholder appoints two proxies, only one proxy is entitled to vote on a show of hands.
d)	Where two proxies are appointed, any fractions of votes resulting from the appointment of two proxies will be disregarded.

e)	A proxy need not be a Shareholder of the Company.
f)
A proxy may be an individual or a body corporate. If a body corporate is appointed, the proxy form must indicate the full name of the body corporate and the full name or title of the individual representative of the body corporate for the Annual Meeting. If a proxy is not specified on the proxy form, the Chair of the Annual Meeting will be appointed as your proxy.

g)
A proxy form accompanies this Notice. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience. The proxy form also may be returned by email. For the proxy form to be valid it must be signed, dated and received, together with the power of attorney or other authority (if any) under which the form is signed, or a certified copy of that power of attorney, by [--], [--], 2023 at [--] (Eastern Daylight Time) ([--], [--], 2023 at [--] (Australian Eastern Time)):,

Post to: [--] Email to: [--]
h)
A proxy also may be submitted by Internet by following the instructions set forth on the proxy form. To be valid, a proxy submitted by Internet must be submitted by the date and time set forth on the proxy form.

If you hold your Ordinary Shares in street name and you wish to vote by proxy, please follow the directions provided to you by your bank, broker or other nominee in order to instruct your bank, broker or other nominee how to vote your Ordinary Shares.
Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with your specific instructions. If you provide a proxy, but you do not provide specific instructions on how to vote on each Proposal and you appoint the Chair of the Annual Meeting, the Chair of the Annual Meeting will vote your Ordinary Shares in favour of each Proposal. If you appoint another individual (other than the Chair of the Annual Meeting) as your proxy and do not provide specific instructions on how to vote on each proposal, your named proxy holder will vote your Ordinary Shares at the Annual Meeting as they deem appropriate, subject to the requirements of law.
With respect to any other proposal that properly comes before the Annual Meeting, the proxy holders will vote in their own discretion according to their best judgment, to the extent permitted by applicable laws and regulations.
WHETHER OR NOT YOU EXPECT TO ATTEND, YOU ARE REQUESTED BY THE BOARD TO PROMPTLY RETURN THE ENCLOSED PROXY FORM, OR TO SUBMIT YOUR PROXY BY INTERNET OR EMAIL. SHAREHOLDERS WHO EXECUTE PROXIES RETAIN THE RIGHT TO REVOKE THEM AT ANY TIME PRIOR TO THE VOTING THEREOF.
PLEASE NOTE: IF YOUR ORDINARY SHARES ARE HELD IN STREET NAME, YOUR BROKER, BANK OR OTHER NOMINEE CANNOT VOTE YOUR ORDINARY SHARES ON NON-ROUTINE ITEMS OF BUSINESS, SUCH AS THE ELECTION OF DIRECTORS, UNLESS YOU INSTRUCT YOUR NOMINEE HOW TO VOTE IN ACCORDANCE WITH THE DIRECTIONS YOU RECEIVE FROM YOUR NOMINEE.
Chair’s voting intentions
The Chair of the Annual Meeting intends to exercise all available proxies in favour of each Proposal, unless the Shareholder has expressly indicated a different voting intention in their proxy form.
Quorum and Voting Rights
Two or more Shareholders present at the Annual Meeting and entitled to vote on a resolution at the Annual Meeting shall constitute a quorum. Each Ordinary Share is entitled to one vote upon all items of business to be acted upon at the Meeting.
Required Vote
Approval of an ordinary resolution requires the affirmative vote of a majority of the votes cast.
Any Ordinary Shares that are not voted (whether by abstention, broker non-vote or otherwise) will have no effect on a resolution. A “broker non-vote” occurs when your Ordinary Shares are held in street name and the bank, broker or other nominee does not have authority to vote on an item of business on your behalf. This may occur if the item of business is non-routine and you do not provide voting instructions to your bank, broker or other nominee. See “Registered Ownership and Beneficial Ownership” above.
Revoking a Proxy
You may revoke any proxy by notifying the Company in writing by mail at Attention: Board of Directors, Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 07728, or by email at [--]. You also may revoke any proxy by submitting a later-dated proxy or by voting in person at the Meeting. Attendance at the Meeting does not alone serve to revoke a proxy. For a written revocation or later-dated proxy to be valid, it must be received by [--], [--], 2023 at [--]. (Eastern Daylight Time) ([--], [--], 2023 at [--] (Australian Eastern Time)).
If you hold your Ordinary Shares in street name, please follow the directions provided to you by your bank or broker in order to revoke your voting instructions.

OTHER INFORMATION
Costs
We will bear the cost of preparing, printing, assembling and mailing these materials, the proxy form, and any other materials which may be sent to Shareholders in connection with the Annual Meeting. It is contemplated that brokerage houses will forward these materials and the proxy form to beneficial owners at our request. In addition to the solicitation of proxies by use of the mail, our officers and regular employees may solicit proxies without additional compensation, by telephone or other electronic means. We may reimburse brokers or other persons holding Ordinary Shares in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals and obtaining their proxies.
Webcast
For those Shareholders of the Company who are not able to attend the Annual Meeting in person, the Annual Meeting will be broadcast via an audio webcast which can be heard via the following website: [--].In order to log into the audio webcast, you will need your Shareholder Control Number and the password [--]. Participating in the Annual Meeting online enables Shareholders to listen to the Annual Meeting live. If you are participating in the Annual Meeting online, please note that you will not be able to vote during the Annual Meeting.
Important Notice Regarding Availability of Annual Meeting Materials
The Meeting materials, including the notice and explanatory statement, are available at our corporate website, ir.cenntroauto.com. You may also obtain a copy of these materials and the proxy card, free of charge, by contacting us by mail at Attention: Company Secretary, Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 07728, or by contacting our transfer agent, Continental Stock Transfer & Trust Company, by email at proxy@continentalstock.com or by telephone at +1 (917) 262-2373. In addition, these materials are available for your review at [--].
Shareholder Communications with the Board
The Board maintains a process for Shareholders to communicate with the Board. Shareholders wishing to communicate with the Board or any individual director must mail a communication addressed to the attention of the Board or the individual director at Attention: Directors, Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 07728. Any such communication must state the number of Shares beneficially owned by the Shareholder making the communication. All of such communications will be forwarded to the full Board or to any individual director or directors to whom the communication is directed unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal or similarly inappropriate, in which case we have the authority to discard the communication or take other appropriate action regarding the communication.
Where You Can Find More Information
We file annual and other reports and documents with the SEC under the Securities Exchange Act of 1934, as amended. Our SEC filings made electronically through the SEC’s EDGAR system, including our Annual Report on Form 20-F for the year ended December 31, 2022, are available to the public at the SEC’s website at www.sec.gov or at ir.cenntroauto.com.
Voting by Corporate Representatives
A body corporate may elect to appoint an individual to act as its representative in accordance with section 250D of the Corporations Act 2001 (Cth) (“Corporations Act”), in which case the Company will require a certificate of appointment of the corporate representative executed in accordance with the Corporations Act. The certificate of appointment must be lodged with the Company before the Annual Meeting.
DATED: [--], 2023
BY ORDER OF THE BOARD OF CENNTRO ELECTRIC GROUP LIMITED
Tony Tsai
Company Secretary

HOW TO OBTAIN ADDITIONAL INFORMATION
This proxy statement incorporates important business and financial information about us that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by us with the U.S. Securities and Exchange Commission (“SEC”), such information is available on the SEC’s Edgar database which you may access online at www.sec.gov. We will also make such information available without charge upon written or oral request. Please contact the following:
Cenntro Electric Group Limited
501 Okerson Road, Freehold,
New Jersey 07728
Attn: Chief Executive Officer
Telephone: (732) 820-6757
If you would like to request documents, please do so no later than five business days before the Annual Meeting in order to receive them before our Annual Meeting. Please be sure to include your complete name and address in your request. Please see “Additional Information” to find out where you can find more information about us. We have not authorized anyone to give any information or to make any representations other than those contained in this proxy statement. Do not rely upon any information or representations made outside of this proxy statement. The information contained in this proxy statement may change after the date of this proxy statement. Do not assume after the date of this proxy statement that the information contained in this proxy statement is still correct.
USE OF CERTAIN TERMS
Unless otherwise stated in this proxy statement, or the context otherwise requires, references to:
•	“Cenntro,” “we,” “Naked Brand Group Limited” (our former name), “us” or “our Company” refer to Cenntro Electric Group Limited, an Australian public company, and, as appropriate, its subsidiaries; and
•	“$” refer to the legal currency of the United States.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
Q:	What is the purpose of this document?
A:	We are seeking your approval of the matters set out in the Proposals. Specifically, we are seeking your approval for
(i)	The election of Jiawei “Joe” Tong and Yi Zeng as Class II directors, each to serve a term expiring at the 2026 Annual Meeting of Shareholders or until their successors are duly elected and qualified;
(ii)	The ratification of the appointment of Good Faith as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
(iii)	the Stock Split Proposal to regain compliance with the Nasdaq Minimum Bid Price Requirement (as defined herein).
Q:	What is being voted on?
A:	Below are the Proposals on which holders of our Ordinary Shares are being asked to vote on:
1.	Proposal 1 – To elect Jiawei “Joe” Tong and Yi Zeng as Class II directors to hold office until the 2026 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;
2.	Proposal 2 – To re-elect Yi Zeng as a Class II director to hold office until the 2026 Annual Meeting of Shareholders and until his successor has been duly elected and qualified;
3.	Proposal 3 – To ratify the selection by the Company's Audit Committee of the Board of Good Faith as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
4.
Proposal 4 – The approval of the Stock Split Proposal by ordinary resolution within a range of one-for-five (1:5) and one-for-twenty (1:20), with the exact ratio to be determined by the Board in its sole discretion.

Q:	If the Stock Split Proposal is approved, will the percentage of the Ordinary Shares held by the Company's management team change as a percentage of all Ordinary Shares?
A:
The consolidation of the Company's Ordinary Shares on a 1:[--] basis will not affect the percentage of the Ordinary Shares held by management on an economic basis or a voting power basis because such consolidation will affect the Ordinary Shares equally.

Q:	Are the Proposals conditioned on one another?
A:	No. Any one of the Proposals may be approved even if any or all of the others are not approved.
Q:
Do any of our officers and directors have any substantial interest, direct or indirect, in any of the Proposals (other than Jiawei “Joe” Tong and Yi Zeng in respect of their re-election as a director)?

A:	No.
Q:	Who may vote at the Annual Meeting?
A:
Only holders Ordinary Shares on the Record Date being at [--], [--], 2023 at [--]. (Eastern Daylight Time) ([--], [--], 2023 at [--] (Australian Eastern Time)), may vote at the Annual Meeting. As of the date of the proxy statement, there were [--] Ordinary Shares issued and entitled to vote. Our Chief Executive Officer and the Chairman of our Board owns Ordinary Shares equal to approximately [--]% of the voting power of our Ordinary Shares (and he has agreed to vote in favor of each of the Proposals).

Q:	How many votes do I and others have?
A:	For each Ordinary Share that you held as of the Record Date, you are entitled to one vote at the Annual Meeting.
Q:	What is the quorum requirement for the Annual Meeting?
A:
Two or more shareholders of our Ordinary Shares as of the Record Date and entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to hold the Annual Meeting and conduct business. This is called a quorum. Holders of our Ordinary Shares will be counted for purposes of determining whether there is a quorum at the Annual Meeting if the shareholder (i) is present and entitled to vote at the Annual Meeting, or (ii) has properly submitted a proxy card. In the absence of a quorum, shareholders representing a majority of the votes present in person or represented by proxy at the Annual Meeting, may adjourn the meeting until a quorum is present. If you are a beneficial owner of our Ordinary Shares and you do not instruct your bank, broker or other nominee how to vote your shares on any of the proposals, your shares will not be counted as present for purposes of determining whether a quorum exists.
Q:	What vote is required to approve the Proposals?
A:
Each of the Proposals requires the affirmative vote of a majority of our Ordinary Shares present in person or represented by proxy and entitled to vote at the Annual Meeting, or any adjournment thereof. Abstentions will have the effect of a vote “AGAINST” each of these proposals. Broker non-votes will have no effect on the vote for these proposals.

Q:	How can I vote?
A:
If you were a holder of our Ordinary Shares on the Record Date for the Annual Meeting, you may vote with respect to the applicable Proposals in person at the Annual Meeting, via the live webcast, or by submitting a proxy by mail so that it is received prior to [--], [--], 2023 at [--]. (Eastern Daylight Time) ([--], [--], 2023 at [--] (Australian Eastern Time)). If you hold your Ordinary Shares in “street name,” which means your Ordinary Shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your bank, broker or other nominee in advance of the Annual Meeting to ensure that votes related to the Ordinary Shares you beneficially own will be properly counted. In this regard, you must provide your bank, broker or other nominee with instructions on how to vote your Ordinary Shares or, if you wish to attend the Annual Meeting and vote in person, obtain a proxy from your bank, broker or other nominee.

Q:	What is the difference between being a shareholder of record and a beneficial owner?
A:
Many of our shareholders hold their Ordinary Shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a shareholder of record and a beneficial owner.

Shareholder of record: If your Ordinary Shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are the shareholder of record, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.
Beneficial owner: If your Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of Ordinary Shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the shareholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your Ordinary Shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.
Q:	If my Ordinary Shares are held in “street name” by my bank, broker or other nominee, will they automatically vote my Ordinary Shares for me?
A:
No. Under the rules of various national securities exchanges, your bank, broker or other nominee cannot vote your Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your bank, broker or other nominee. Although the determination of whether a broker, bank or other nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the Securities and Exchange Commission (“SEC”), we expect that the proposal on ratification of the appointment of our independent registered public accounting firm (Proposal 32) and the approval of the Stock Split Resolution (Proposal 43) will be discretionary routine matters and that the election of the nominee for director (Proposal 1 and Proposal 2) will be a non-routine and non-discretionary matter. Accordingly, if you hold your Ordinary Shares through a broker, bank or other nominee and you do not timely provide your broker, bank or other nominee with specific instructions on how to vote your Ordinary Shares, your broker, bank or other nominee would not be authorized to cast a vote on your behalf on Proposal 1 and Proposal 2 (election of the nominee for directors), but would be authorized to cast a vote on your behalf, in its discretion, on Proposal 23 (ratification of the appointment of Good Faith) and on Proposal 34 (approval of the Stock Split Resolution). For reference, an abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal whereas a “broker non-vote” occurs when a broker, bank or other nominee holding Ordinary Shares for a beneficial owner does not vote the Ordinary Shares on a proposal because the broker, bank or other nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting.
A “broker non-vote” may be entered with respect to your Ordinary Shares on Proposal 1 and Proposal 2 to reflect that your broker was present with respect to your Ordinary Shares at the Annual Meeting but was not exercising voting rights on your behalf with respect to those Ordinary Shares. Broker non-votes and abstentions will have no effect on the outcome of each Proposal. Brokers, banks and other nominees generally have discretionary authority to vote on the ratification of the appointment of an independent registered public accounting firm (Proposal 3) and the approval of the Stock Split Resolution (Proposal 4); thus, we do not expect any broker non-votes on this matter.
If your Ordinary Shares are held in “street name” through a broker, bank or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your Ordinary Shares electronically over the Internet or by telephone. Many banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.
Q:	How can I find out the results of the voting at the Annual Meeting?
A:
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to disclose preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to disclose the final voting results.

Q:	Have we changed our United States independent registered public accounting firm during our two most recent fiscal years?
A:
Yes. Marcum Asia CPAs LLP (“Marcum Asia”) was appointed by the Audit Committee and our Board of Directors to serve as our independent registered public accounting firm for fiscal years ended December 31, 2021, and 2020 for the purposes of preparing our financial accounts in accordance with U.S generally accepted accounting principles. On March 28, 2023, Good Faith was appointed by the Audit Committee and our Board of Directors to serve as our United States independent registered public accounting firm for fiscal year ended December 31, 2023. Audit services provided by Good Faith for fiscal years ended December 31, 2022, included the examination of our consolidated financial statements of the Company and services related to periodic filings made with the SEC.

Notwithstanding the appointment of Good Faith as the Company's auditor for the purposes of for the purposes of preparing our financial accounts in accordance with U.S generally accepted accounting principles, Cenntro is also subject to the Corporations Act, which requires financial statements prepared and audited in accordance with Australian Accounting Standards (“AAS”) and International Financial Reporting Standards (“IFRS”). The Company has appointed Wis Audit Pty Ltd as the Company’s Australian auditor for the purposes of auditing the Company’s required financial statements under the Corporations Act.
Q:	What services does Good Faith provide?
A:
Audit services provided by Good Faith for fiscal 2023 will include the examination of the consolidated financial statements for the purposes of U.S generally accepted accounting principles of the Company and services related to periodic filings made with the SEC.

Q:	Do we need to reappoint Wis Audit Pty Ltd as auditor for the purposes of the Company’s ASIC Audited Financial Statements?
A:
The law in Australia does not require an annual reappointment of an auditor by shareholders. A resolution to reappoint Wis Audit Pty Ltd as the auditor for the Company’s ASIC Audited Financial Statements has, therefore, not been proposed.

Q:	What if I abstain from voting or fail to instruct my bank, broker or other nominee on how to vote my Ordinary Shares?
A:
In general, Ordinary Shares represented by a properly executed proxy marked “ABSTAIN” will be counted with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Annual Meeting. For purposes of approval, an abstention on any of the Proposals will have the same effect as a vote “AGAINST” such Proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?
A:
If you sign and return your proxy card without indicating how to vote on any particular Proposal, the Ordinary Shares represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Annual Meeting and cannot be voted.

Q:	Can I change my vote after I have mailed my proxy card?
A:
Yes. You may change your vote at any time before [--], [--], 2023 at [--]. (Eastern Daylight Time) ([--], [--], 2023 at [--] (Australian Eastern Time)). You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Annual Meeting in person and casting your vote by ballot or by submitting a written revocation stating that you would like to revoke your proxy that we receive prior to the Annual Meeting. If you hold your Ordinary Shares through a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

[--]
Telephone: [--]

or

Cenntro Electric Group Limited
501 Okerson Road, Freehold,
New Jersey 07728
Attn: Chief Executive Officer
Telephone: (732) 820-6757
Q:	May I seek statutory appraisal rights or dissenter rights with respect to my Ordinary Shares?
A:	No. Appraisal rights are not available to holders of shares of our Ordinary Shares in connection with any of the Proposals.
Q:	How does the Board of Directors recommend that I vote?
A:	Our Board of Directors recommends that its shareholders vote or give instruction to vote:
•	“FOR” Proposal 1, the Director Election Proposal 1;
•	“FOR” Proposal 2, the Director Election Proposal 2;
•	“FOR” Proposal 3, the Good Faith Appointment Proposal;
•	“FOR” Proposal 4, the Reverse Stock Split Proposal.

EXPLANATORY MEMORANDUM
Item 1	Financial and related reports
To access and consider the Financial Report of the Company and its controlled entities and the related Directors’ Report and Auditor’s Report in respect of the financial year ended 31 December 2022, please visit [•].
Section 317 of the Corporations Act requires the Company’s Financial Report, Directors’ Report and the Auditor’s Report for the financial year ended 31 December 2022 to be laid before the Company’s annual general meeting.
The Financial Report contains the consolidated financial statements of the Company and its controlled entities as required to be prepared and lodged with the Australian Securities and Investments Commission (“ASIC”) in accordance with section 319 of the Corporations Act. As such, the Financial Report and the consolidated financial statements included therein have been prepared and audited in accordance with the requirements of the Corporations Act. The Company’s Financial Report is separate and distinct from the Company’s Annual Report on Form 20-F, which includes the Company’s annual financial statements that have been prepared and audited in accordance with U.S. GAAP. The Company’s Financial Report and the consolidated financial statements included therein are being presented to the Shareholders solely for the purposes of statutory compliance with the requirements of the Corporations Act.
Neither the Corporations Act nor the Constitution requires a vote of Shareholders at the Annual Meeting on the Company’s Financial Report, Directors’ Report and the Auditor’s Report for the financial year ended 31 December 2022.
Shareholders are being provided with a reasonable opportunity to ask questions on these statements and reports ahead of the Annual Meeting. Shareholders may address written questions to the Chair about the management of the Company. All questions should be submitted by email to the Company Secretary at least two days prior to the Annual Meeting. The Chair of the Annual Meeting will allow Shareholders to ask questions of Wis Audit Pty Ltd or its representative prior to the Annual Meeting relevant to:
a)	the conduct of the audit;
b)	the preparation and content of the Auditor’s Report;
c)	the accounting policies adopted by the Company in relation to the preparation of its ASIC Audited Financial Statements;
d)	the independence of the auditor in relation to the conduct of the audit.
Proposal 1 and Proposal 2 The Director Re-Election Proposals
Rule 19.3(c) of the Constitution provides that at the Company's annual general meeting held in 2023 and at every third annual general meeting thereafter, if a person eligible for election to the office of a Class II director of the Company has been validly nominated by the Shareholders for election as director of the Company at the Meeting held in 2023, each Class II director must retire at the Meeting held in 2023 and, unless he or she gives notice to the contrary, will be submitted for re-election. Rule 19.3(e) provides that the Company may, by resolution at an Annual General Meeting, fill an office vacated by a director under Rule 19.3(c) by electing or re-electing an eligible person to the same class as the directors who were required to retire at the Meeting under rule 19.3(c).
Mr. Jiawei “Joe” Tong was appointed as a non-executive Class II director of the Company on December 30, 2021 pursuant to resolutions adopted at the Company’s Extraordinary General Meeting held on 21 December 2021.
Mr. Yi Zeng was appointed as a non-executive Class II director of the Company on September 16l, 2022 to fill the vacancy created by the departure of Justin Davis-Rice from the Board of Directors.
On [--], 2023 Mr. Tong and Mr. Zeng announced to the Nominating Committee and the Board his their intention to resign retire effective immediately prior to the Meeting and offer themselves for re-election at the Meeting. On [--], 2023, the Nominating Committee of the Board considered and recommended to the Board that it nominate Mr. Tong and Mr. Zeng for re-election as Class II directors to serve until the 2026 annual general meeting of Shareholders of the Company.
All shares duly voted will be voted for the election of directors as specified by the shareholders. No proxy may be voted for more people than the number of nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of each of the nominees named below. If any director nominee is unable or declines to serve as a director at the time of the Annual Meeting, although we know of no reason to anticipate that this will occur, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. There are no family relationships between any of the members of our Board and our executive officers.
The following paragraphs set forth information regarding the current ages, positions, and business experience of the director nominees.
Yi Zeng, age 67. Dr. Zeng became a member of our Board on September 16, 2022 and has over 30 years’ experience in the energy industry, management, marketing and research. From 2016 to 2017, Dr. Zeng served as a non-executive Director of an energy company Range Resources Pty. Ltd, a former public company that was listed on both the London and Australian Stock Exchanges. He retired thereafter to enjoy family life. From 2011 to 2016, Dr. Zeng served as an independent consultant for Kori Ltd. From 2011 to 2012, he was the managing director of Lomon Pty. Ltd. a former public company that was listed on the Australian Stock Exchange. From 2007-2009, Dr. Zeng was the Asia Pacific Regional Marketing Manager of Titanium, BHP Billiton Shanghai, a global energy and mining company. Prior to that Dr. Zeng served as a Principle and Senior Scientist at BHP Exploration & Mining Technology in Melbourne, Australia from 2000 to 2007. Dr. Yi Zeng holds a Ph.D. in Geophysics from Victoria University of Wellington, New Zealand; an MSc in Applied Geophysics Exploration from Chengdu College of Geology, China; and a BSc in Geophysical Exploration from Chengdu University of Technology, China. The Company believes Dr. Zeng’s extensive experience in management, technical, and research with global and Australian-based companies makes him well suited to serve as a member of the Board.
Jiawei “Joe” Tong, age 59. Mr. Tong became a member of our Board following the closing of the Combination on December 30, 2021, and serves on each of our audit committee, compensation committee and nominating committee. Mr. Tong co-founded MeetChina, a leading B2B e-commerce website for China in 1998 and served as its Chief Executive Officer and Director from 1998 to 2003. In 2007, Mr. Tong joined Telstra Sensis as its President of China, and helped build Fang.com (NASDAQ: SFUN), a leading real-estate company website in China, and Autohome Inc. (NYSE: ATHM), a leading automotive company website. In 2016, Mr. Tong joined Ford Motor Company as its Head of Smart Mobility, China. Mr. Tong holds a bachelor’s degree in Computational Mathematics from Nanjing University, and a Master of Business Administration in Finance and Strategic Marketing from the University of Pennsylvania’s Wharton School of Business. We believe Mr. Tong is qualified to serve on our Board due to his past experience with business-to-business enterprises and in the automotive industry.
Dissenter’s Rights of Appraisal
Shareholders do not have any dissenter’s rights or appraisal rights in connection with the Director Election Proposal.
Vote Required for Approval
The approval of each Director Election Proposal requires the affirmative vote of the majority of the total votes cast at the Annual Meeting. Therefore, if you do not vote for a nominee, or you “withhold” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1 or Proposal 2.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR ELECTION PROPOSALS.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our Board of Directors has determined that each of the directors on our Board of Directors, other than Mr. Wang, will qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and our Board of Directors consists of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq listing rules relating to director independence requirements.
Board Diversity Matrix
This table below provides certain information regarding the diversity of our Board of Directors (the “Board”) as of the date of this proxy statement and, if approved by the shareholders, the appointment of the directors in the Director Election Proposal.
Board Diversity Matrix
Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	—	5	—	—
Part II: Demographic Background
African American or Black	—
Alaskan Native or American Indian	—
Asian	4
Hispanic or Latinx	—
Native Hawaiian or Pacific Islander	—
White	1
Two or More Races or Ethnicities	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
Involvement in Certain Legal Proceedings
To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.
Board Leadership Structure
Mr. Wang serves as the Chairman of the Board of Directors. In addition, he has served as our Chief Executive Officer since our inception. As a smaller public company, we believe it is in our best interest to allow us to benefit from guidance from key members of management in a variety of capacities. We do not have a lead independent director and do not anticipate having a lead independent director because we will encourage our independent directors to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a relatively small public company.
Risk Oversight
Our Board of Directors plays a significant role in our risk oversight. The Board of Directors makes all relevant Company decisions. As such, it is important for us to have our Chief Executive Officer serve on the Board as he plays a key role in our risk oversight. As a smaller reporting company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Board Committees
Our Board has established an audit committee, a compensation committee and a nominating committee, each of which have the composition and responsibilities described below. Members will serve on these committees until their resignation or until otherwise determined by the Board. Each committee operates under a charter previously approved by the Board. Copies of each charter are posted on the Corporate Governance section of our website at ir.cenntroauto.com. Our website and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement.
Audit Committee
Our audit committee consists of Christopher Thorne, Benjamin Ge and Joe Tong. Mr. Thorne serves as the audit committee chairperson. The Board has determined that each member of the Audit Committee meets the requirements for independence and financial literacy under the current Nasdaq listing rules and SEC rules and regulations, including Rule 10A-3. In addition, the Board has determined that Lee Stern qualifies as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of the audit committee and the Board. The audit committee is responsible for, among other things:
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;
•
reviewing and discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	reviewing our financial statements and critical accounting policies and estimates;
•	reviewing the adequacy and effectiveness of our internal controls;
•	developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;
•	overseeing our policies on risk assessment and risk management;
•	overseeing compliance with our code of business conduct and ethics;
•	reviewing related party transactions; and
•
approving or, as permitted, pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

The audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by the audit committee.
Compensation Committee
Our compensation committee consists of Christopher Thorne, Benjamin Ge and Joe Tong. Mr. Tong is the chairperson of the compensation committee. The Board has determined that the composition of the compensation committee meets the requirements for independence under the current Nasdaq listing rules and SEC rules and regulations. Each member of the committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee is responsible for, among other things:
•	reviewing, approving and determining, or making recommendations to the Board regarding, the compensation of our executive officers, including the Chief Executive Officer;
•	making recommendations regarding non-employee director compensation to our full Board of Directors;
•	administering our equity compensation plans and agreements with our executive officers;

•	reviewing, approving and administering incentive compensation and equity compensation plans; and
•	reviewing and approving our overall compensation philosophy.
The compensation committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.
Nominating Committee
Our nominating and corporate governance committee consists of Christopher Thorne, Benjamin Ge and Joe Tong. Mr. Tong is the chairperson of the nominating and corporate governance committee. The Board has determined that the composition of the nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing rules and SEC rules and regulations. The nominating and corporate governance committee is responsible for, among other things:
•	identifying, evaluating and selecting, or making recommendations to the Board regarding nominees for election to the Board of Directors and its committees;
•	considering and making recommendations to the Board regarding the composition of the Board of Directors and its committees;
•	developing and making recommendations to the Board regarding corporate governance guidelines and matters;
•	overseeing our corporate governance practices;
•	overseeing the evaluation and the performance of the Board and individual directors; and
•	contributing to succession planning.
The nominating and corporate governance committee operates under a written charter, which satisfies the applicable rules of the SEC and the Nasdaq listing rules.
Meetings of The Board and Its Committees
The Board met (or took action through written resolutions) [#] times during the fiscal year ended December 31, 2022. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee met (or took action through written resolutions) [•], [•] and [•] times, respectively, during the fiscal year ended December 31, 2022. Each director attended [•]% or more of the aggregate number of meetings of the Board and of the committees on which he, held during the portion of the fiscal year ended December 31, 2022 for which he or she was a director or committee member.
Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
The Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics codifies the business and ethical principles that govern all aspects of our business. We have never waived any provisions of the code of business ethics. We have previously filed our form of code of ethics as an exhibit to our registration statement in connection with our initial public offering. You may review our code of ethics by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us in writing.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an executive officer or employee of the Company. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of the board of directors or compensation committee.
Report of the Audit Committee of the Board
The audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2022 with our management. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting

Oversight Board (“PCAOB”) and the SEC. The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022.
Executive Officers
Our executive officers as of the date of this proxy statement are as follows:
Name	Age	Position
Peter Z. Wang	68	Chief Executive Officer, Managing Director and Chairman of the Board
Edmond Cheng	61	Chief Financial Officer
Wei Zhong	45	Chief Technology Officer
Tony W. Tsai	50	Vice President, Corporate Affairs and Corporate Secretary
Ming He	52	Treasurer
Matthew S. Zauner	50	Corporate Secretary
Biographical information for Mr. Wang is provided above.
Edmond Cheng, Chief Financial Officer. Mr. Cheng has served as Cenntro’s President and Chief Financial Officer since April 2021 and became Chief Financial Officer of the Company immediately following the closing of the Combination in December 2021. Prior to joining Cenntro, Mr. Cheng served as the Chief Financial Officer and a Partner of Mithera Capital Management LLC from August 2017 to March 2021. Mr. Cheng was the Chief Financial Officer (Worldwide) of Pactera Technology International Ltd., a leading global IT software and services company, from January 2015 to July 2017. From 2009 to 2015, Mr. Cheng served as the Chief Financial Officer for publicly listed companies including Zoomlion, a Chinese manufacturer of construction machinery and sanitation equipment, UTStarcom, Inc., a global telecom infrastructure provider, and TCL Multimedia Technology Holdings Ltd, a Chinese manufacturer of televisions and other consumer electronics. Mr. Cheng previously served as the Chief Financial Officer of portfolio companies owned by private equity companies including Temasek Holdings, Hony Capital/Goldman Sachs, and Blackstone Group. Mr. Cheng brings to the Company extensive financial management expertise in East Asian and U.S. capital markets, corporate development, cross-border mergers & acquisitions, corporate governance, treasury, and investors relations. Mr. Cheng received his Executive Master of Business Administration jointly offered by Columbia University, London Business School, and University of Hong Kong in May 2012. He received a Master of Accounting and a Bachelor of Business Administration from the University of Hawaii. Mr. Cheng is a member of the American Institute of Certified Public Accountants.
Wei Zhong, Chief Technology Officer. Mr. Zhong has been Cenntro’s Chief Technology Officer since 2013 and became our Chief Technology Officer immediately following the closing of the Combination in December 2021. Mr. Zhong has been instrumental in the development of our electric vehicle technologies and models, as well as the development of its supply chain. Prior to 2013, Mr. Zhong was employed with Hangzhou Jiuru Economic Information Consulting Co., Ltd., where he developed software for its enterprise information query platform. Prior to that time, Mr. Zhong served as a communication technology developer for Zhejiang Guangtong Network Technology Co., Ltd. Mr. Zhong holds a bachelor’s degree in Biotechnology from Zhejiang University.
Tony W. Tsai, Corporate Secretary. Mr. Tsai has served as Vice President, Corporate Affairs of CAC, a wholly owned subsidiary, since July 2013 and was appointed Vice President, Corporate Affairs and Company Secretary of CEG, a wholly owned subsidiary, in July 2021. Mr. Tsai was appointed our Vice President, Corporate Affairs and Company Secretary immediately following the closing of the Combination in December 2021. Since April 2007, Mr. Tsai has also been a real estate advisor at Winzone Realty, Inc. From 2007 to 2009, Mr. Tsai served as Compliance Director and an investment banker at CapLink Financial Group, LLC, where he managed broker dealer compliance, supervised sales teams and provided strategic advice. From 2006 to 2007, Mr. Tsai was an investment banker with Kuhns Brothers, Inc. Since joining CAC, Mr. Tsai has been involved in corporate and communications strategy and global regulatory matters. Mr. Tsai holds a bachelor’s degree in Business Administration, with a focus on International Sales Marketing, from Baruch College, City University of New York.
Ming He, Treasurer. Mr. He was appointed as Cenntro’s Treasurer in May 2022. Mr. He joined Cenntro Automotive Group, the predecessor of CEGL as Chief Financial Officer in February 2014. Before his role at CAG, he served as the Chief Financial Officer of Shengkai Innovations, Inc. from March 2010 through April 2012, which completed its Nasdaq listing and public offerings. Between January 2007 and February 2010, Mr. He served as Chief Financial Officer of Zhongchai Machinery, Inc. From October 2004 until January 2007, Mr. He served as Senior Director at SORL Auto Parts, Inc. (“SORL”), where he guided SORL’s progress in the US capital market and closed a public offering in November 2006. Mr. He holds designations of Chartered Financial Analyst and Certified Public Accountant. He received his Master of Science in Accountancy in 2004 and Master of Business Administration in 2003 from University of Illinois at Urbana-Champaign. He also received his bachelor’s degree from Shanghai University of International Business and Economics (f.k.a. Shanghai Institute of Foreign Trade) in 1992.
Matthew S. Zauner, Corporate Secretary. Mr. Zauner was appointed as Corporate Secretary in December 2022. Mr. Zauner has over five years of experience in assuming numerous external board appointments across a wide range of industries, where he has advised international and domestic entities on Australian corporate law, governance, and tax compliance. Mr. Zauner is currently the sole trustee and fiduciary to a fund established by a large Australian mining company. Prior to working in governance and compliance, Mr. Zauner acted as a senior tax lawyer at MinterEllison from 2009 to 2016 and as a senior manager at KPMG from 2016 to 2017. Both positions were held in Australia. Mr. Zauner holds a Master of Taxation from the University of New South Wales, a Bachelor of Laws (Hons) from Bond University, and a Certificate in Applied Taxation from the Tax Institute of Australia. Mr. Zauner is also a solicitor of the High Court of Australia, an Associate of the Governance Institute of Australia, and a member of the Australian Institute of Company Directors. The Company believes Mr. Zauner’s extensive experience in management and corporate tax compliance with global and Australian-based companies makes him well-suited to serve as an officer of the Company.
Proposal 3  The Good Faith Appointment Proposal
Dismissal of Marcum Asia CPAs LLP
On April 14, 2023, the Audit Committee of the Company approved the dismissal of Marcum Asia CPAs LLP (“Marcum Asia”) as our independent registered public accounting firm effective April 17, 2023. During the fiscal years ended December 31, 2021 (i) there were no disagreements with Marcum Asia on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Marcum’s satisfaction, would have caused Marcum Asia to make reference to the subject matter of such disagreements in its reports on our financial statements for such year, and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K other than the following: (a) Material weaknesses in the Company’s internal control over financial reporting that was disclosed in the Company’s 20-F for the year ended December 31, 2021.
The Company provided Marcum Asia with a copy of the foregoing disclosures and requested that Marcum Asia furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made herein and, if not, stating the respects in which it does not agree. A copy of the letter provided by Marcum Asia, dated March 24, 2023, is filed as Exhibit 16.1 to our Form 8-K/A filed on April 26, 2023.
Engagement of Guangzhou Good Faith CPA LTD for Fiscal Years 2021 and 2022
On April 14, 2023, the Company, upon the Audit Committee’s approval, engaged the services of Guangzhou Good Faith CPA LTD (“Good Faith”) as the Company’s new independent registered public accounting firm to audit the Company’s financial statements for the two years ended December 31, 2021, and December 31, 2022.
During each of the Company’s two most recent fiscal years and through the date of this report, the Company or someone on its behalf did not consult Good Faith with respect to (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any other matter that was either the subject of a disagreement or a reportable event as set forth in Items 304(a)(1)(iv) and (v) of Regulation S-K.
Appointment of Good Faith CPA LTD for Fiscal Year 2023
The Audit Committee of the Board has selected Good Faith CPA Limited (“Good Faith”) as our United States independent registered public accounting firm for the fiscal year ending December 31, 2023 for the purposes of preparing the Company's Annual Report on Form 20-F, which includes the Company’s annual financial statements that have been prepared and audited in accordance with U.S. GAAP, and has further directed that the Company's management submit the selection of its United States independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Representatives of Good Faith are not expected to be present at the Annual Meeting. Thus, representatives of Good Faith are not expected to make a statement and will not be available to respond to questions related to appropriate questions.
Neither our Constitution nor other governing documents or law require shareholder ratification of the selection of Good Faith as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Good Faith to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Good Faith. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and those of our shareholders.
Notwithstanding the appointment of Good Faith as the Company's auditor for the purposes of for the purposes of preparing our financial accounts in accordance with U.S GAAP, Cenntro is also subject to the Corporations Act, which requires financial statements prepared and audited in accordance with AAS and IFRS. The Company has appointed Wis Audit Pty Ltd as the Company’s Australian auditor for the purposes of auditing the Company’s required financial statements under the Corporations Act.
As noted above, the Company's Financial Report contains the consolidated financial statements of the Company and its controlled entities as required to be prepared and lodged with ASIC in accordance with section 319 of the Corporations Act. As such, the Financial Report and the consolidated financial statements included therein have been prepared and audited in accordance with the requirements of the Corporations Act. The Company’s Financial Report is separate and distinct from the Company’s Annual Report on Form 20-F, which includes the Company’s annual financial statements that have been prepared and audited in accordance with U.S. GAAP. The Company’s Financial Report and the consolidated financial statements included therein are being presented to the Shareholders solely for the purposes of statutory compliance with the requirements of the Corporations Act.
Vote Required
The affirmative vote of the holders of a majority of the Ordinary Shares present by virtual attendance or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Good Faith.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table sets forth fees billed to us by our former independent auditor Marcum Asia for the years ended December 31, 2022 and 2021 for (i) services rendered for the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements, (ii) services rendered that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported as Audit Fees, and (iii) services rendered in connection with tax preparation, compliance, advice and assistance.
SERVICES	2022	2021
Audit fees	$527,307	$370,295
Audit-related fees	51,500	—
Tax fees	—	—
All other fees	—	—
Total fees	$578,807	$370,295
Audit fees and audit related fees represent amounts billed for professional services rendered for the audit of our annual consolidated financial statements and the review of our interim consolidated financial statements. Prior to Marcum Asia’s dismissal, Marcum Asia’s engagement was approved by the audit committee of the Board and ratified by the Board.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of Good Faith as our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and/or categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and scope of services and through discussions with Good Faith and management, advises management if the Audit Committee approves the engagement of Good Faith. The Audit Committee authorizes its chair to pre-approve all non-audit services on behalf of the Audit Committee during periods between regularly scheduled meetings, subject to ratification by the Audit Committee. On a periodic basis, management and/or Good Faith reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The services performed by Good Faith may include audit services, audit-related services, tax services, and, in limited circumstances, other services.
During each of the years ended December 31, 2022 and 2021, the Audit Committee approved all of the services provided by Good Faith and Marcum Asia in accordance with the foregoing policies and procedures.
Dissenter’s Rights of Appraisal
Shareholders do not have any dissenter’s rights or appraisal rights in connection with the Appointment Proposal.
Vote Required for Approval
The approval of the Appointment Proposal requires the affirmative vote of the majority of the total votes cast at the Annual Meeting. Abstentions will have the same effect as a vote “AGAINST” the Proposal.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPOINTMENT PROPOSAL.
Proposal 4  The Stock Split Proposal
The Board is asking shareholders to approve the Stock Split Proposal (which will see the Ordinary Shares on issue be consolidated on a 1 for [--] basis (“Consolidation”)) via ordinary resolution pursuant to section 254H of the Corporations Act. Assuming the Stock Split Proposal is approved, the number of Ordinary Shares on issue will be reduced from [--] to [--] (subject to rounding) with effect from [--] 2023. Any fractional entitlements as a result of holdings of Ordinary Shares not being evenly divisible by [--] will be rounded up to the nearest whole number of Ordinary Shares.

Section 254H of the Corporations Act provides that a company may, by resolution passed in a general meeting, convert all or any of its ordinary shares into a larger or smaller number. The conversion proposed by the Stock Split Proposal is permitted under section 254H of the Corporations Act.
A brief description of the Stock Split Proposal is set out below.
Purpose of the Reverse Stock Split
The Board seeks your approval for Stock Split Proposal as part of the Consolidation with the intent of increasing the per Ordinary Share trading price of our Ordinary Shares, which is publicly traded and listed on the Nasdaq Capital Market under the symbol, “CENN,” in order to regain compliance with the Minimum Bid Price Requirement (as defined below) of Listed Securities Rule for continued listing. Accordingly, we believe that effecting the Consolidation would be in our and our shareholders’ best interests.
On December 22, 2022, we received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) informing us that our Ordinary Shares were not in compliance with the minimum $1.00 bid price per share requirement of Nasdaq Listing Rule 5450(a)(1) and Nasdaq Listing Rule 5810(c)(3)(A) (the “Minimum Bid Price Requirement”). Pursuant to the Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial compliance period of 180 calendar days to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of the Ordinary Shares must be at least $1.00 per share for a minimum of 10 consecutive trading days, and we must otherwise satisfy the Nasdaq Capital Market’s requirements for listing. The Consolidation is a key element of our strategy to regain compliance under the Minimum Bid Price Requirement.
If our Ordinary Shares maintain a minimum price per share equal to or in excess of $1.00 for the time period set out by the Nasdaq Listing Rules (between 10 and 20 consecutive trading days), it will satisfy the Minimum Bid Price Requirement. The closing bid price of our Ordinary Shares on [--], 2023, was $[--] per Ordinary Share. Had the Consolidation occurred as of [--], 2023, our Ordinary Shares would have had a closing bid price of $[--].
As we evaluated alternatives to resolve our listing deficiency, we reviewed, among other things, the considerations described above and we believe regaining compliance by means of the Consolidation may further benefit the market for our Ordinary Shares, and open that market to additional classes of investors, by increasing interest and improving our securities’ perception among institutional investors, brokers, potential business partners, and others.
In summary, the Consolidation will not result in any change to the substantive rights and obligations of existing shareholders of the Company. As a result of the large number of Ordinary Shares currently on issue, the purpose of the Consolidation is to reorganize the Company’s share capital which, in turn, will provide a higher nominal price per Ordinary Share. The Consolidation will, however, reduce the number of existing Ordinary Shares on issue. For example, a shareholder currently holding [--] Ordinary Shares will, as a result of the Consolidation, hold [--] Ordinary Shares.
The Company’s balance sheet and tax position will remain unaltered as a result of the Consolidation.
Effect on Market Price of our Ordinary Shares. The immediate effect of the Consolidation would be to reduce the number of Ordinary Shares on issue and to potentially increase the trading price of such Ordinary Shares. However, the effect of the Consolidation upon the market price of the Ordinary Shares cannot be predicted, and the history of consolidations for companies in similar circumstances sometimes improves stock performance, but in many cases does not. There can be no assurance that the trading price of the Ordinary Shares after the Consolidation will rise in proportion to the reduction in the number of shares of the Ordinary Shares on issue as a result of the Consolidation or remain at an increased level for any period. The trading price of the Ordinary Shares may change due to a variety of other factors, including those related to business and general market conditions.
Other Effects on Outstanding Shares. If the Consolidation is implemented, the rights of the Ordinary Shares would remain the same after the Consolidation. Each Ordinary Shares on issue following the Consolidation will be fully paid and non-assessable. The Consolidation may result in some shareholders owning “odd-lots” of less than 100 Ordinary Shares. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Timetable
If the Stock Split Proposal is approved, the anticipated timetable for the Consolidation is set out below
Event	Date
Effective date of Consolidation as specified in the Stock Split Proposal	[--] 2023
Last day for trading in pre-consolidation Ordinary Shares	[--] 2023
Record date for Consolidation	[--] 2023
First date for the Company to update its register and to send new holding statements / share certificates to shareholders	[--] 2023
Dissenter’s Rights of Appraisal
Shareholders do not have any dissenter’s rights or appraisal rights in connection with the Stock Split Proposal.
Vote Required for Approval
The approval of the Stock Split Proposal requires the majority of the total votes entitled to vote at the Annual Meeting. Abstentions have the same effect as a vote “AGAINST” the Proposal.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE STOCK SPLIT PROPOSAL.
Interest of Certain Persons in Matters to be Acted Upon
None of our officers and directors, nor any of their associates, have any interest in the actions approved by our shareholders and described in this Proxy Statement except in their capacity as holders of our Ordinary Shares (which interest does not differ from that of the other holders of such our Ordinary Shares) or for election as a director under the Director Election Proposal.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the beneficial ownership of our Ordinary Shares as of June 25, 2023:
•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Ordinary Shares;
•	each of our executive officers and directors; and
•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership, we deemed outstanding shares of our Ordinary Shares underlying options and warrants held by that person that are currently exercisable or exercisable within 60 days of the date used for the calculations below. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Percentage ownership is based on 304,449,091 Ordinary Shares outstanding as of June 25, 2023.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership
5% Shareholders:
China Leader Group Limited(2)	17,721,659	5.8%
Directors and Executive Officers:
Peter Z. Wang(3)	72,638,092	23.9%
Edmond Cheng(4)	486,396	*%
Marianne McInerney	187,500	*%
Wei Zhong(5)	1,610,170	*%
Tony Tsai(6)	476,253	*%
Jiawei “Joe” Tong(7)	66,666	*%
Christopher Thorne(8)	66,666	*%
Ming He(9)	941,413	*%
Mathew S. Zauner	—	—%
Yi Zeng	—	—%
Benjamin B. Ge(10)	362,584	*%
		%
All current directors and executive officers as a group (eleven persons) (11)	76,835,740	25.2%
*	Represents beneficial ownership of less than 1%.
1)	Unless otherwise indicated, the address for each beneficial owner listed in the table above is c/o Cenntro Electric Group Limited, 501 Okerson Road, Freehold, New Jersey 07728.
2)
Represents the Acquisition Shares received by China Leader Group Limited (“CLGL”) following the closing of the Combination, pursuant to the Distribution. CLGL is wholly owned by Yeung Heung Yeung, one of the directors of CAG, the former parent company of Cenntro. Yeung Heung Yeung has sole voting and dispositive power with respect to the Ordinary Shares held by CLGL. Accordingly, Mr. Yeung may be deemed to beneficially own the 1,8458,659 Ordinary Shares directly held by CLGL. The address of China Leader is Flat B, 29 Floor, Tower 1, Starcrest, 9 Star Street, Wan Chai, Hong Kong.

3)
Consists of (i) 65,399,935 Acquisition Shares held of record by Cenntro Enterprise Limited, (ii) 6,144,407 Acquisition Shares held of record by Trendway Capital Limited, each of which is wholly owned by Mr. Peter Wang, and (iii) 1,093,750 Ordinary Shares that Mr. Wang has the right to acquire from us within 60 days of June 25, 2023, pursuant to the exercise of stock options granted under the 2022 Plan. Mr. Wang has voting and dispositive power over the securities held by each entity and as a result may be deemed to beneficially own the securities of such entities. Each of Cenntro Enterprise Limited and Trendway Capital Limited received such Acquisition Shares presented above following the closing of the Combination, pursuant to the Distribution.

4)	Consists of 486,396 Ordinary Shares that Mr. Cheng has the right to acquire from us within 60 days of June 25, 2023, pursuant to the exercise of stock options granted under the 2022 Plan.
5)	Consists of 1,610,170 Ordinary Shares that Mr. Zhong has the right to acquire from us within 60 days of June 25, 2023, pursuant to the exercise of stock options under the 2016 Plan.
6)	Consists of 476,253 Ordinary Shares that Mr. Tsai has the right to acquire from us within 60 days of June 25, 2023, pursuant to the exercise of stock options under the 2016 Plan and 2022 Plan.
7)	Consists of 66,666 Ordinary Shares that Mr. Tong has the right to acquire from us within 60 days of June 25, 2023, pursuant to the exercise of stock options granted under the 2022 Plan
8)	Consists of 66,666 Ordinary Shares that Mr. Thorne has the right to acquire from us within 60 days of June 25, 2023, pursuant to the exercise of stock options granted under the 2022 Plan.
9)	Consists of 941,413 Ordinary Shares that Mr. He has the right to acquire from us within 60 days of June 25, 2023, pursuant to the exercise of stock options granted under the 2016 Plan and 2022 Plan.
10)
Consists of 295,918 ordinary shares beneficially owned by Mr. Ge, and 33,333 Ordinary Shares that Mr. Ge has the right to acquire from us within 60 days of June 25, 2023, pursuant to the exercise of stock options granted under the 2022 Plan.

11)
Consists of (i) 71,840,260 Ordinary Shares beneficially owned by our directors and executive officers and (ii) 4,995,480 Ordinary Shares underlying outstanding options, exercisable within 60 days of June 25, 2023.

EXECUTIVE AND DIRECTOR COMPENSATION
We are an emerging growth company, as defined in the JOBS Act. As an emerging growth company, we will be exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
This section provides an overview of CEG’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
For the year ended December 31, 2022, CEG’s named executive officers (“Named Executive Officers” or “NEOs”) were:
•	Peter Z. Wang, Chief Executive Officer;
•	Wei Zhong, Chief Technology Officer;
•	Edmond Cheng, Chief Financial Officer;
The objective of CEG’s compensation program is to provide a total compensation package to each NEO that will enable CEG to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Peter Z. Wang Chief Executive Officer	2022	350,000(2)	0	920,165(3)	0	1,270,165
	2021	235,000(1)	0	0	0	235,000
Edmond Cheng Chief Financial Officer	2022	300,000(5)	0	464,022(6)	0	764,022
	2021	225,000(4)	100,000	0	0	325,000(3)
Marianne McInerney Chief Marketing Officer	2022	250,000	0	160,988(7)	0	410,988
	2021	250,000	0	0	0	250,000
(1)
Represents the amount paid to Mr. Wang during the year ended December 31, 2021. Mr. Wang was entitled to receive $10,000 per month from January 1, 2021 until July 1, 2021. On July 1, 2021, Mr. Wang’s compensation was increased to $350,000 per year and was paid $29,167 per month through the end of the year.

(2)	Represents the amount paid to Mr. Wang during the year ended December 31, 2022.
(3)
On May 3, 2022, Mr. Wang was granted an option to purchase 3,500,000 Ordinary Shares of the Company under the its 2022 Stock Incentive Plan (the “2022 Plan”), with an exercise price per share equal to $1.8480 per share of incentive stock options and $1.6800 per share of non-statutory stock options, which is equal to the price per Ordinary Share of the Company on the date of grant of the option, out of which 656,250 options have been vested during the year ended December 31, 2022, fair value of which is represented here.

(4)	Represents the amount paid to Mr. Cheng for services rendered as Chief Financial Officer between April and December 2021.
(5)	Represents the amount paid to Mr. Cheng during the year ended December 31, 2022
(6)
On December 30, 2021, Mr. Cheng was granted an option to purchase 1,297,063 Ordinary Shares under the 2022 Plan, with an exercise price per share equal to $5.74 per share, which is equal to the price per Ordinary Share of the Company on the date of grant of the option. The option grant, and adjustment of exercise price to $1.6800 per share, were approved by shareholders at the Annual General Meeting on May 31, 2022, out of which 324,264 options have been vested during the year ended December 31, 2022, fair value of which is represented here.

(7)
On May 3, 2022, Ms. McInerney was granted an option to purchase 600,000 Ordinary Shares under the 2022 Plan, with an exercise price per share equal to $1.6800 per share, which is equal to the price per Ordinary Share of the Company on the date of grant of the option. The option grant was approved by shareholders at the Annual General Meeting on May 31, 2022, out of which 112,500 options have been vested during the year ended December 31, 2022, fair value of which is represented here.

Compensation of Directors
We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our shareholders, and a long-term commitment to us.

Agreements with Our Named Executive Officers
Below are descriptions of the material terms of the employment agreements and offer letters with Cenntro’s Named Executive Officers.
Employment Agreement with Peter Z. Wang
On August 20, 2017, CAG entered into an employment agreement with Mr. Wang to serve as Chief Executive Officer of CAG. The initial term of the employment agreement expires on August 19, 2022 and is automatically renewed for successive one-year periods unless terminated by either party prior to the expiration of any extended term. The employment agreement provides that Mr. Wang is entitled to an annual base salary (which is currently $350,000). Mr. Wang is not entitled to any cash severance under his employment agreement. Mr. Wang’s employment agreement contains customary restrictions on competition, solicitation and the disclosure of confidential information. In connection with the closing of the Combination, CAC assumed the rights and obligations of CAG under the employment agreement with Mr. Wang.
Employment Agreement with Edmond Cheng
On April 1, 2021, Edmond Cheng joined CAG as CEG’s President and Chief Financial Officer. In connection with Mr. Cheng’s appointment, CAG entered into an offer letter with Mr. Cheng, which was amended and restated as of June 28, 2021 and further amended on September 3, 2021. The initial term of Mr. Cheng’s employment expires on March 31, 2024 and is automatically renewed for successive one-year periods unless terminated by either party prior to the expiration of the initial term or any extension thereof. Pursuant to the amended and restated offer letter, Mr. Cheng will receive an annual base salary of $300,000 and received a one-time signing bonus of $100,000. Additionally, on December 30, 2021, Mr. Cheng was granted an option, subject to shareholder approval, to purchase 1,297,063 Ordinary Shares under the 2022 Plan with an exercise price per share equal to $5.74 per share, which is equal to the price per Ordinary Share of the Company on the date of grant of the option.
Under the amended and restated offer letter, upon termination of his employment without “cause” or a resignation for “good reason” (as such terms are defined in the amended and restated offer letter), subject to his execution and non-revocation of a release of claims agreement, and his compliance with certain restrictive covenants as described below, Mr. Cheng will be eligible to receive six months of base salary (payable in accordance with our customary payroll practice), a prorated annual bonus for the year of termination and continuing COBRA coverage (but not for more than eighteen months, in accordance with applicable law).
Mr. Cheng executed CAG’s standard Employee’s Proprietary Information and Inventions and Non-Competition Agreement (“PIIA”) which contains customary restrictions on competition, solicitation and disclosure of confidential information as well as provisions regarding the assignment of intellectual property.
In connection with the closing of the Combination, CAC assumed the rights and obligations of CAG under the offer letter and PIIA with Mr. Cheng.
Employment Agreement with Marianne McInerney
On June 1, 2021, Marianne McInerney joined CAG as its Executive Vice President and Chief Marketing Officer. In connection with Ms. McInerney’s appointment, CAG entered into an offer letter with Ms. McInerney. The initial term of Ms. McInerney’s employment expires on June 1, 2022 and is automatically renewed for successive one-year periods unless terminated by either party prior to the expiration of the initial term or any extension thereof. Pursuant to the offer letter, Ms. McInerney received an annual base salary of $250,000.
Ms. McInerney executed an Employee’s PIIA which contains customary restrictions on disclosure of confidential information as well as provisions regarding the assignment of intellectual property.
In connection with the closing of the Combination, CAC assumed the rights and obligations of CAG under the offer letter and PIIA with Ms. McInerney.
Prior to June 1, 2021, Ms. McInerney provided consulting services to CEG and received fees at the annual rate of $250,000.
On February 28, 2023, we informed Ms. McInerney that the Company would not renew her appointment prior to the automatic renewal of her June 1, 2021, offer letter and thus, Ms. McInerney’s appointment as Executive Vice President and Chief Marketing Officer ceased as of May 31, 2023.

Health and Welfare Benefits and Perquisites
All of Cenntro’s executive officers were eligible to participate in its employee benefit plans, including its medical, dental, vision, life and disability insurance plans, in each case on the same basis as all of its other employees. Cenntro does not maintain any retirement plans or executive-specific benefit or perquisite programs. Following the closing of the Combination, we provide employees, including our executive officers, the same benefits.
Annual Cash Bonuses
None of Cenntro’s executive officers were eligible to receive a cash bonus for the year ended December 31, 2022, except for Mr. Cheng who received a signing bonus of $100,000 in connection with his employment with the Company, which bonus was accrued during the year ended December 31, 2021 and paid in early 2022.
Equity Incentive Awards
Cenntro has historically granted stock options to its employees, including its executive officers, under the 2016 Plan and the 2022 Plan. Options were granted at a price not less than the fair market value on the date of grant and generally are exercisable within five years after the date of grant. Options generally expire eight to ten years from the date of grant.
Pursuant to the Acquisition Agreement, at the closing of the Combination, NBG assumed the 2016 Plan and the options granted and outstanding thereunder and, as a result, options to purchase an aggregate of 9,225,271 Ordinary Shares under the 2016 Plan, out of which 9,173,803 are outstanding as of the date of this Annual Report. No new grants will be made under our 2016 Plan and all share awards will be granted to our employees, including our executive officers, under the 2022 Plan.
Cenntro Electric Group Limited 2022 Stock Incentive Plan
On December 30, 2021, in connection with the Combination, the Board adopted the 2022 Plan, which became effective on that date, and was later approved by shareholders at the Annual General Meeting on May 31, 2022. The following is a description of the material terms of the 2022 Plan. The summary below does not contain a complete description of all provisions of the 2022 Plan and is qualified in its entirety by reference to the 2022 Plan, a copy of which was filed as Exhibit 10.5 to our Report of Foreign Private Issuer on Form 6-K, filed with the SEC on January 5, 2022, and is incorporated herein by reference.
Share Awards. The 2022 Plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted share awards, share unit awards, share appreciation rights, cash-based awards, and performance-based share awards, or collectively, share awards. ISOs may be granted only to our employees, including officers, and the employees of our subsidiaries. All other share awards may be granted to our employees, officers, our non-employee directors, and consultants and the employees and consultants of our subsidiaries and affiliates.
Share Reserve. The aggregate number of Ordinary Shares that may be issued pursuant to share awards under the 2022 Plan will not exceed the sum of 25,965,234 shares, plus an annual increase on the first day of each fiscal year, for a period of not more than nine (9) years, beginning on January 1, 2023 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) five percent (5%) of the outstanding shares on the last day of the immediately preceding fiscal year or (ii) such lesser amount (including zero) that the compensation committee (as defined below) determines for purposes of the annual increase for that fiscal year.
If restricted securities or securities issued upon the exercise of options are forfeited, then such shares shall again become available for awards under the 2022 Plan. If share units, options or share appreciation rights are forfeited or terminate for any reason before being exercised or settled, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the 2022 Plan. Any shares withheld to satisfy the exercise price or tax withholding obligation pursuant to any award of options or share appreciation rights shall again become available for awards under the 2022 Plan. If share units or share appreciation rights are settled, then only the number of shares (if any) actually issued in settlement of such share units or share appreciation rights shall reduce the number of shares available under the 2022 Plan, and the balance (including any shares withheld to cover taxes) shall again become available for awards under the 2022 Plan.
As of the date of this Annual Report, options to purchase a total of 12,417,063 Ordinary Shares were outstanding under the 2022 Plan. As of the date of this Annual Report, options to purchase an aggregate of 12,797,063 Ordinary Shares have been granted and no Ordinary Shares have been issued under the 2022 Plan.

Incentive Stock Option Limit. The maximum number of Ordinary Shares that may be issued upon the exercise of ISOs under the 2022 Plan is 25,965,234 shares.
Grants to Outside Directors. The fair market value of any awards granted under the 2022 Plan to an outside director as compensation for services as an outside director during any twelve-month period may not exceed $500,000 on the date of grant, provided that any award granted to an outside director in lieu of an annual cash retainer payment and/or cash meeting fees (if any) will be excluded from such limit. An outside director may elect to receive his or her annual cash retainer payments and/or cash meeting fees (if any) in the form of cash, options, share appreciation rights, restricted securities, share units, or a combination thereof, as determined by our Board.
Administration. The 2022 Plan will be administered by our Board or a committee appointed by our Board, or the compensation committee. Subject to the limitations set forth in the 2022 Plan, the compensation committee has the authority to determine, among other things, to whom awards will be granted, the number of shares subject to awards, the term during which an option or share appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The compensation committee also has the authority to determine the consideration and methodology of payment for awards.
Repricing; Cancellation and Re-Grant of Share Awards. The compensation committee has the authority to modify outstanding awards under the 2022 Plan. Subject to the terms of the 2022 Plan, the compensation committee has the authority to cancel any outstanding share award in exchange for new share awards, cash, or other consideration, without shareholder approval but with the consent of any adversely affected participant.
Stock Options. A stock option is the right to purchase a certain number of shares, at a certain exercise price, in the future. Under the 2022 Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the compensation committee. The compensation committee determines the exercise price for a stock option, within the terms and conditions of the 2022 Plan, provided that the exercise price of a stock option generally cannot be less than one hundred percent (100%) of the fair market value of our Ordinary Shares on the date of grant. Options granted under the 2022 Plan vest at the rate specified by the compensation committee. Stock options granted to certain employees outside of the United States may be settled in cash.
Stock options granted under the 2022 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or the expiration of a specified period following the optionee’s termination of employment. Each stock option agreement will set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance. Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (1) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (2) future services or services rendered to us or our affiliates prior to the award, (3) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (4) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (5) by a “net exercise” arrangement, (6) by delivering a full-recourse promissory note, or (7) by any other form that is consistent with applicable laws, regulations, and rules.
Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our Ordinary Shares with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our share plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own shares possessing more than ten percent (10%) of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least one hundred ten percent (110%) of the fair market value of the shares subject to the option on the date of grant, and (2) the term of the ISO does not exceed five (5) years from the date of grant.
Restricted Share Awards. The terms of any awards of restricted securities under the 2022 Plan will be set forth in a restricted share agreement to be entered into between us and the recipient. The compensation committee will determine the terms and conditions of the restricted share agreements, which need not be identical. A restricted share award may be subject to vesting requirements or transfer restrictions or both. Restricted securities may be issued for such consideration as the compensation committee may determine, including cash, cash equivalents, full recourse promissory notes, past services and future services. Award recipients who are granted restricted securities generally have all of the rights of a shareholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless and until the underlying shares vest.
Share Unit Awards. Share unit awards give recipients the right to acquire a specified number of shares (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the compensation committee and as set forth in a share unit award agreement. A share unit award may be settled by cash, delivery of shares, a combination of cash and shares as deemed appropriate by the compensation committee. Recipients of share unit awards generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the compensation committee’s discretion and as set forth in the share unit award agreement, share units may provide for the right to dividend equivalents. Dividend equivalents may not be distributed prior to settlement of the share unit to which the dividend equivalents pertain and the value of any dividend equivalents payable or distributable with respect to any unvested share units that do not vest will be forfeited.
Share Appreciation Rights. Share appreciation rights generally provide for payments to the recipient based upon increases in the price of our Ordinary Shares over the exercise price of the share appreciation right. The compensation committee determines the exercise price for a share appreciation right, which generally cannot be less than one hundred percent (100%) of the fair market value of our Ordinary Shares on the date of grant. A share appreciation right granted under the 2022 Plan vests at the rate specified in the share appreciation right agreement as determined by the compensation committee. The compensation committee determines the term of share appreciation rights granted under the 2022 Plan, up to a maximum of ten years. Upon the exercise of a share appreciation right, we will pay the participant an amount in shares, cash, or a combination of shares and cash as determined by the compensation committee, equal to the product of (1) the excess of the per share fair market value of our Ordinary Shares on the date of exercise over the exercise price, multiplied by (2) the number of Ordinary Shares with respect to which the share appreciation right is exercised.
Other Share Awards. The compensation committee may grant other awards based in whole or in part by reference to our Ordinary Shares. The compensation committee will set the number of shares under the share award and all other terms and conditions of such awards.
Cash-Based Awards. A cash-based award is denominated in cash. The compensation committee may grant cash-based awards in such number and upon such terms as it shall determine. Payment, if any, will be made in accordance with the terms of the award, and may be made in cash or in Ordinary Shares, as determined by the compensation committee.
Performance-Based Awards. The number of shares or other benefits granted, issued, retainable and/or vested under a share or share unit award may be made subject to the attainment of performance goals. The compensation committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.
Changes to Capital Structure. In the event of a recapitalization, share split, or similar capital transaction, the compensation committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2022 Plan, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or share appreciation right.
Transactions. If we are involved in a merger or other reorganization, outstanding awards will be subject to the agreement or merger or reorganization. Subject to compliance with applicable tax laws, such agreement will provide for (1) the continuation of the outstanding awards by us, if we are a surviving corporation, (2) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (3) immediate vesting, exercisability, and settlement of the outstanding awards followed by their cancellation, or (4) settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards.
Change of Control. The compensation committee may provide, in an individual award agreement or in any other written agreement between a participant and us, that the share award will be subject to acceleration of vesting and exercisability in the event of a change of control.
Transferability. Unless the compensation committee provides otherwise, no award granted under the 2022 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, or pursuant to a domestic relations order.

Amendment and Termination. Our Board has the authority to amend, suspend, or terminate the 2022 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our Board adopted the 2022 Plan.
Recoupment. In the event that we are required to prepare restated financial results owing to an executive officer’s intentional misconduct or grossly negligent conduct, the Board (or a designated committee) has the authority, to the extent permitted by applicable law, to require reimbursement or forfeiture to us of the amount of bonus or incentive compensation (whether cash-based or equity-based) such executive officer received during the three fiscal years preceding the year the restatement is determined to be required, to the extent that such bonus or incentive compensation exceeds what the officer would have received based on an applicable restated performance measure or target. We intend to recoup incentive-based compensation from executive officers to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations and listing standards that may be issued under that act.
2022 Employee Stock Purchase Plan
On December 30, 2021, in connection with the Combination, the Board adopted the Cenntro Electric Group Limited 2022 Employee Stock Purchase Plan (the “ESPP”), which became effective on that date, and was later approved by shareholders at the Annual General Meeting on May 31, 2022. The following is a description of the material terms of the ESPP. The summary below does not contain a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, a copy of which was filed as Exhibit 10.6 to our Report of Foreign Private Issuer on Form 6-K, filed with the SEC on January 5, 2022, and is incorporated herein by reference.
General. The ESPP is intended to qualify as an “employee stock purchase plan” under Code Section 423, except as explained below under “International Participation.” During regularly scheduled “offerings” under the ESPP, participants will be able to request payroll deductions and then expend the accumulated deduction to purchase a number of Ordinary Shares at a discount and in an amount determined in accordance with the ESPP’s terms.
Shares Available for Issuance. The aggregate number of Ordinary Shares that may be issued pursuant to the ESPP is equal to 7,789,571 Ordinary Shares.
Administration. Except as noted below, the ESPP will be administered by our Board or a committee appointed by our Board, or the compensation committee. The compensation committee has the authority to construe, interpret and apply the terms of the ESPP, determine eligibility, establish such limitations and procedures as it determines are consistent with the ESPP and adjudicate any disputed claims under the ESPP.
Eligibility. Each full-time and part-time employee, including our officers and employee directors and employees of participating subsidiaries, but excluding any employees who are located in China, who is employed by us on the day preceding the start of any offering period is eligible to participate in the ESPP. The ESPP requires that an employee customarily work more than 20 hours per week and more than five months per calendar year in order to be eligible to participate in the ESPP. The ESPP permits an eligible employee to purchase our Ordinary Shares through payroll deductions, which may not be more than fifteen percent (15%) of the employee’s compensation, or such lower limit as may be determined by the compensation committee from time to time. However, no employee is eligible to participate in the ESPP if, immediately after electing to participate, the employee would own shares (including shares such employee may purchase under this plan or other outstanding options) representing five percent (5%) or more of the total combined voting power or value of all classes of our Ordinary Shares. Unless provided otherwise by the compensation committee prior to commencement of an offering, the maximum number of Ordinary Shares which may be purchased by a participant during such offering is equal to (i) fifteen percent (15%) multiplied by (ii) $130,000 divided by the fair market value of an ordinary share on the first day of the offering period. In addition, no employee is permitted to accrue, under the ESPP and all similar purchase plans of us or its subsidiaries, a right to purchase shares of us having a value in excess of $25,000 of the fair market value of such shares (determined at the time the right is granted) for each calendar year. Employees will be able to withdraw their accumulated payroll deductions prior to the end of the offering period in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment.
Offering Periods and Purchase Price. The ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, the compensation committee may specify offerings with a duration of not more than twenty-seven (27) months and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, accumulated payroll deductions will be used to purchase our Ordinary Shares for employees participating in the offering. The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than eighty-five percent (85%) of the fair market value per share of our Ordinary Shares on either the offering date or on the purchase date, whichever is less. The fair market value of our Ordinary Shares for this purpose will generally be the closing price on the Nasdaq Capital Market (or such other exchange as our Ordinary Shares may be traded at the relevant time) on the date in question, or if such date is not a trading day, on the last trading day before the date in question.
Reset Feature. The compensation committee may specify that, if the fair market value of a share of our Ordinary Shares on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the next day following such purchase date.
Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a share split, appropriate adjustments will be made to (1) the number of shares reserved under the ESPP, (2) the individual and aggregate participant share limitations described in the plan and (3) the price of shares that any participant has elected to purchase.
Corporate Reorganization. Immediately before a corporate reorganization, the offering period and purchase period then in progress shall terminate and either our Ordinary Shares will be purchased with the accumulated payroll deductions or the accumulated payroll deductions will be refunded without occurrence of any of our Ordinary Shares purchase, unless the surviving corporation (or its parent corporation) assumes the ESPP under the plan of merger or consolidation.
International Participation. To provide us with greater flexibility in structuring our equity compensation programs for our non-U.S. employees, the ESPP also permits us to grant employees of our non-U.S. subsidiary entities rights to purchase Ordinary Shares pursuant to other offering rules or sub-plans adopted by the compensation committee in order to achieve tax, securities law or other compliance objectives. While the ESPP is intended to be a qualified “employee stock purchase plan” within the meaning of Code Section 423, any such international sub-plans or offerings are not required to satisfy those U.S. tax code requirements and therefore may have terms that differ from the ESPP terms applicable in the U.S. However, the international sub-plans or offerings are subject to the ESPP terms limiting the overall shares available for issuance, the maximum payroll deduction rate, maximum purchase price discount and maximum offering period length.
Amendment and Termination. Our Board and the compensation committee each have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of Ordinary Shares to be issued under the ESPP is subject to shareholder approval. Any other amendment is subject to shareholder approval only to the extent required under applicable law or regulation.
Amended and Restated 2016 Incentive Stock Option Plan
In connection with the Combination, the Company assumed CAG’s obligations under the 2016 Plan. The following is a description of the material terms of the 2016 Plan. The summary below does not contain a complete description of all provisions of the 2016 Plan and is qualified in its entirety by reference to the 2016 Plan, a copy of which was filed as Exhibit 10.7 to our Report of Foreign Private Issuer on Form 6-K, filed with the SEC on January 5, 2022, and is incorporated herein by reference.
General. CAG’s board of directors adopted the 2016 Plan, and CAG’s shareholders approved the 2016 Plan, on February 10, 2016.
The 2016 Plan provides for the grant of NSOs, share awards, and restricted share purchase offer awards, or collectively, awards, to employees, officers and consultants. While we have granted NSOs under the 2016 Plan, we have not granted any share awards or restricted share purchase offer awards under the 2016 Plan.
Administration. The 2016 Plan is administered by the Company’s Board, and may be amended, suspended or terminated by the Board, without shareholder approval, unless either (i) shareholder approval is required by applicable law, regulations or stock exchange listing standards or (ii) the revision or amendment increases the number of shares subject to the 2016 Plan, decreases the price at which grants may be granted, materially increases the benefits to participants, or changes the class of persons eligible to receive grants under the 2016 Plan.

Authorized Shares. As of the date of this proxy statement, options to purchase a total of 9,173,803 Ordinary Shares were outstanding under the 2016 Plan. The weighted-average exercise price of the options outstanding under the 2016 Plan is $1.1007 per share. No additional awards and no additional shares are available for future issuance under the 2016 Plan. However, the 2016 Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder. In the event of a share split, share dividend, combination or reclassification of the shares, recapitalization, merger or similar event, the 2016 Plan administrator may proportionately adjust the number of shares covered by outstanding awards, the number of shares available for issuance as future awards under the 2016 Plan, and the exercise or purchase price of outstanding awards.
Nonstatutory Stock Options. The 2016 Plan administrator determines the exercise price for each stock option and the term of an option may not exceed ten years. No option may be transferred by the optionholder other than by will or the laws of descent or distribution. Each option may be exercised during the optionholder’s lifetime solely by the optionholder. Options granted under the 2016 Plan generally vest at the rate of twenty percent each year commencing on the vesting commencement date over five years. Upon the termination of an optionholder’s service as an employee, non-employee director, or consultant for any reason other than death or disability, such optionholder may exercise his or her vested options for not less than thirty days and not more than three months after the date service terminates. In the case of the optionholder’s termination of service as a result of the optionholder’s death or disability, the option will remain exercisable for not less than six months nor more than one year following such termination. Notwithstanding the foregoing, no option may be exercised after the expiration of its term.
Corporate Transactions. The 2016 Plan provides that, in the event of a proposed dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving entity, or a sale of all or substantially all of the assets or capital stock of the Company, unless otherwise provided by the Board, all outstanding stock options will terminate if not assumed by the successor entity or new stock options of the successor entity are substituted therefore.

ADDITIONAL INFORMATION
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, no Section 16(a) reports were required to be filed during the year ended December 31, 2022.
Anti-Hedging and Insider Trading Policy
Our directors, executive officers and employees are required to comply our insider trading policy and may not use any strategies or products (such as derivative securities or short-selling techniques) to hedge against the potential decrease of any of our securities or enter into any form of hedging or monetization transaction involving any of our securities.
Certain Relationship and Related Party Transactions
Except as set forth in our discussion in “Related Party Transactions” in our annual report for the fiscal year ended December 31, 2022, our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.
Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. We will require each of our directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
Householding of Materials
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement may have been sent to multiple shareholders in each household unless otherwise instructed by such shareholders. We will promptly deliver a separate copy of the Proxy Statement to any shareholder upon written or oral request to us, at Cenntro Electric Group Limited 501 Okerson Road Freehold, New Jersey 07728, telephone (732) 820-6757. Any shareholder wishing to receive separate copies of our proxy statement or annual report in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact the shareholder’s bank, broker, or other nominee record holder, or the shareholder may contact us at the above address and phone number.
Costs
We will make arrangements with brokerage firms and other custodians, nominees, and fiduciaries who are record holders of our Ordinary Shares for the forwarding of this Proxy Statement to the beneficial owners of our Ordinary Shares. We will reimburse these brokers, custodians, nominees, and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Proxy Statement.
Other Matters
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of our Board of Directors
/s/ Peter Wang
Peter Wang
Chief Executive Officer

[--], 2023
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 is available free of charge at the SEC’s web site at www.sec.gov. Shareholders can also access this proxy statement and our Annual Report on Form 10-K at the investors section of our website at www.cenntroauto.com. A copy of our Annual Report on Form 10-K to the SEC on Form 10-K for the year ended December 31, 2022 is available without charge upon written request to: Cenntro Electric Group Limited 501 Okerson Road Freehold, New Jersey 07728, telephone (732) 820-6757, Attn: Edmond Cheng, Chief Financial Officer.